To Our Shareholders:

HelpMate Robotics Inc. in 1996 logged a hectic year! With the proceeds of our IPO we set about building momentum for our flagship product, the HelpMate-Registered Trademark- courier robot. This involved building a national sales force and the inventory to support their efforts in the field. Moreover, to create awareness, we participated in eleven trade shows.

A measure of progress is the rate of order receipts. In the first eight months of 1996 we booked just 12 HelpMates. And then in the last four months of 1996 we booked 24. That is a four fold increase in monthly bookings. The trend continues with six in January and eleven in February 1997.

The good news from the marketplace notwithstanding, our cash is being depleted and efforts to increase working capital did not reach fruition until February 1997. In a sale-leaseback transaction with Leasing Technologies International Inc. we sold 15 of our rental population for $1,230,000. Pursuant to some caveats LTI has agreed to provide up to $5,000,000 more in funding for rented HelpMates we install in 1997 and provide up to $10 million in lease financing.

During 1996 HRI suffered one serious setback. Otis Elevator's ETO division did not get its sales effort in place and HRI fell far short of projected sales to European customers. There is hope now that Otis performance will improve in 1997 because full-time sales personnel are being assigned to HelpMate sales.

As our shareholders know, HRI has developed a spectrum of robotic sensory products which we sell to researchers around the world. In 1996 that sales volume totaled almost $700,000. Internet buffs can evaluate HRI's appeal to academics by visiting our home page at www.HelpMateRobotics.com.

A 1996 R&D highlight was our receipt of a Phase II NASA contract for $597,000 to develop a Two-Armed, Mobile, Sensate Research Robot. This highly sophisticated service robot is scheduled to be delivered to the Johnson Space Center in 1998. It is also the forerunner of a robotic companion for elderly and infirm citizens to extend their years of independent living. HRI is aggressively seeking a strategic partner to finance this ultimate personal robot. We cannot divert our limited resources from the immediate needs of the HelpMate.

An important event for 1997 has been our garnering a GSA, General Services Administration, number which permits military and veterans hospitals to purchase HelpMates without seeking competitive bids. Within a couple of days of the award, the prestigious Walter Reed Army Medical Center placed an order for two HelpMates and Tripler Army Medical Center ordered their third HelpMate. Counting these orders plus 14 more rental orders received in January and February of 1997, HRI now can boast of more than 100 hospital clients throughout the USA. These early customers give us wonderful recommendations among their peers. This marketplace acceptance, coupled with the Company's ongoing cost reduction efforts (a 15% reduction achieved in 1966), price increases (averaging 10% in 1996) and the anticipated funding from LTI gives the Company a reasonable expectation to achieve positive cash flow by the end of 1997.

The management and the Board of Directors have long enjoyed the staunch support of our shareholders. We look forward to making 1997 the "break-out" year. Our start bodes well.


/s/ Joseph F. Engelberger                /s/ Thomas K. Sweeny

Joseph F. Engelberger                    Thomas K. Sweeny
Chairman                                 President and Chief Executive Officer

                                HELPMATE ROBOTICS INC.
                                  Shelter Rock Lane
                              Danbury, Connecticut 06810

                                   _______________


                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  _________________


The 1997 Annual Meeting of the stockholders of HelpMate Robotics Inc. will be held at the Company's headquarters, Shelter Rock Lane, Danbury, Connecticut on May 20 at 10:00 a.m. for the following purposes:

         1. To elect eight directors for a term to expire at the 1998 Annual Meeting.

         2. To consider and vote upon a proposal to ratify the appointment of Ernst & Young LLP as the Company's independent auditors for fiscal 1997.

         3. To consider and vote upon a proposal to adopt the Amended and Restated 1995 Stock Option Plan (as described in the attached Proxy Statement).

         4. To act upon any and all matters incident to the foregoing and transact such other business as may properly come before the meeting and any and all adjournments or postponements thereof.

The Board of Directors has fixed the close of business on April 10, 1997, as the record date for the determination of the stockholders entitled to notice of and to vote at the meeting and at any adjournment or postponement thereof.

Stockholders are invited to attend the meeting. Whether or not you expect to attend, WE URGE YOU TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. If you attend the meeting, you may vote your shares in person, which will revoke any previously executed proxy.

If your shares are held of record by a broker, bank or other nominee and you wish to attend the meeting, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the meeting. In order to vote your shares at the meeting, you must obtain from the record holder a proxy issued in your name.

Regardless of how many shares you own, your vote is very important. Please SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD TODAY.

                             By order of the Board of Directors,


                             John M. Evans, Jr.
                             Secretary

Danbury, Connecticut
April 18, 1997

                                HELPMATE ROBOTICS INC.
                                  Shelter Rock Lane
                              Danbury, Connecticut 06810

                                   _______________


                                   PROXY STATEMENT

                                  _________________

                                     Introduction

   This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of HelpMate Robotics Inc., a Connecticut corporation (the "Company"), for the 1997 Annual Meeting of the stockholders of the Company on May 20, 1997 and at any adjournment or adjournment thereof. The Notice of Annual Meeting, this proxy statement, the accompanying proxy and the Company's annual report are first being mailed on or about April 18, 1997 to stockholders of record as of the close of business on April 10, 1997. You can ensure that your shares are voted at the meeting by signing, dating and promptly returning the enclosed proxy in the envelope provided. Sending in a signed proxy will not affect your right to attend the meeting and vote in person. You may revoke your proxy at any time before it is voted by notifying the Company's Transfer Agent, American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005 in writing or by executing a subsequent proxy, which revokes any previously executed proxy or by voting in person at the meeting.

The Company's principal executive offices are located at Shelter Rock Lane, Danbury, Connecticut, 06810.

Voting of Proxies and Outstanding Voting Securities

Proxies will be voted as specified by the stockholders. Where specific choices are not indicated, proxies will be voted for proposals 1, 2 and 3. Abstentions, broker non-votes or in the case of proposal 1 only, instructions on the accompanying proxy card to withhold authority to vote for the nominated directors will result in such proposal receiving fewer votes. An affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock entitled to vote and present, in person or by properly executed proxy, will be required to approve all three proposals. The total shares issued and outstanding at the close of business on April 10, 1997, the record date, was 6,294,031 shares of Common Stock, each share of which is entitled to one vote. If no direction is made proxies will be voted for the election of directors as set forth below, in favor of the ratification of the appointment of the independent auditors and for the approval of the Amended and Restated 1995 Stock Option Plan as set forth below.

Security Ownership of Certain Beneficial Holders

The following table sets forth information based upon the Company's records and Securities and Exchange Commission filings with respect to each executive officer, each director and person known to be a beneficial owner of more than 5% of the Common Stock of the Corporation and all officers and directors as a group as of April 10, 1997.

                                            Shares Beneficially         Percent
Beneficial Owner                                   Owned               Ownership

Connecticut Financial                            1,014,188               12.05%
Developments, LP
c/o Prospect Street
Connecticut Capital.
250 Park Avenue, 17th Floor
New York, NY 10177

Transitions Two Limited                            492,161                5.85%
Partnership
c/o Landmark Partners Inc.
760 Hopmeadow Street
Simsbury, CT 06070 (1)

Joseph F. Engelberger (2)(6)                      633,848                 7.65%

Thomas K. Sweeny (3) (6)                          164,408                 1.98%

John M. Evans Jr. (4) (6)                          97,353                 1.18%

Bala Krishamurthy (6)                              32,044                   (8)

Fred Cordano (5) (6)                               20,870                   (8)

John F. Barry (7)                                    -0-                   -0-
Prospect Street Connecticut
Capital Inc.
250 Park Avenue, 17th Floor
New York, NY 10177

Kevin F. Littlejohn (7)                              -0-                   -0-
Prospect Street Connecticut
Capital Inc.
Exchange Place, 37th Floor
Boston, MA 02109

Nobuo Saita (7)                                     -0-                    -0-
Yaskawa Electric Corporation
1-6-1, Ohtemachi Building
Chiyoda-ku, Tokyo 100, Japan

Theodore Sall (9)                                 3,000                     (8)
47 Lake View Drive
Old Tappan, NJ 07675

Sheldon Sandler (9)                                 -0-                    -0-
Ladenburg, Thalmann & Co. Inc.
540 Madison Avenue
New York, NY 10022

All Directors and Officers as a Group           955,087                   11.52%

(1) Includes 81,894 warrants which are currently exercisable

(2) Includes 72,589 shares of common stock owned by Mr. Engelberger's wife, Margaret Engelberger, but does not include shares beneficially owned by Mr. Engelberger's adult children or his brother. Also includes 89,777 warrants which are currently exercisable and 17,355 options which are currently exercisable but does not include 5,923 options which are not currently exercisable.

(3) Includes 4,936 options which are currently exercisable but does not include 19,744 options which are not currently exercisable.

(4) Includes 15,499 options which are currently exercisable.

(5) Includes 15,934 options which are currently exercisable.

(6) The address for these individuals is in care of HelpMate Robotics Inc., Shelter Rock Lane, Danbury, CT 06810.

(7) Does not include shares beneficially owned by these individuals' employers.

(8) Less than one percent.

(9) Does not include 10,000 options which are currently not exercisable.


Certain Relationships and Related Transactions

LOANS and FINANCING TRANSACTIONS

Hospital Transporters Limited Partnership

In 1995 and 1994, the Company entered into three agreements with Hospital Tranporters Limited Partnership ("HTLP"), a limited partnership whose limited partners include the Chairman, the Chairman's brother and the President of the Company, whereby the Company transferred title to thirteen of its HelpMate robotic courier systems to HTLP to provide the Company with additional capital to fund its operations. Under the agreements, the Company guaranteed payments to HTLP of $2,020,829 over five year periods and at the expiration of the five year periods the Company can repurchase from HTLP the HelpMate robotic courier systems. The total proceeds obtained from these agreements approximated $1,170,000 and, as stipulated by these agreements, the Company remains responsible for the maintenance of the systems for which HTLP agreed to pay $3,500 per unit per year to the Company. The Company accounted for these transactions as a financing, recognizing the proceeds received as obligations at the discounted present value of the guaranteed payments having an effective interest rate of approximately 24%. The related assets are being depreciated over their estimated economic life.

Connecticut Innovations, Incorporated

In June, 1995, Connecticut Innovations, Incorporated ("CII"), a shareholder, extended a loan ("CII Loan") to the Company in the amount of $500,000 with an annual interest rate of 10%. Interest alone was payable on the note in its first year and thereafter principal and interest is payable in forty-eight equal installments. In connection with this loan, the Company granted to CII security interests in certain of its assets, including all of its intellectual property relating to HelpMate in the North and South American markets, and issued to CII warrants to purchase an aggregate of 74,074 shares of Common Stock at an exercise price of $2.70 per share, which expire on June 14, 2005. By virtue of this loan agreement, the Company is also required to, among other things, retain its principal place of business, and a majority of its employees and operations in the State of Connecticut until June, 2001.

In November, 1990, the Company entered into a loan agreement with CII. The agreement provided the Company with a $500,000 secured note, which is secured by the Company's property and equipment. The note is payable monthly, including interest at 12% in sixty equal installments commencing January 1, 1992. As additional consideration for entering into the loan agreement, the Company issued to CII warrants to purchase an aggregate of 40,947 shares of Common Stock at an exercise price of $2.44 per share, which expire on July 1, 2000.

Chairman

In June, 1995, the Company entered into a financing transaction ("Loan Agreement") with the Company's Chairman in the amount of $200,000 and on substantially the same terms as the CII Loan. Concurrently, the Company had committed to make a lump sum payment of $120,000 to its Chairman upon the occurrence of certain events. The Company and its Chairman, however, agreed to add the $120,000 obligation to the term of Loan Agreement in the form of a promissory note and subsequently in conjunction with the Company's initial public offering, the $120,000 obligation was converted into 19,200 units which consisted of two shares of Common Stock and a Warrant to purchase one additional share of Common Stock at $5.75 per share.

Accordingly, the Company recorded $120,000 as non cash compensation expense in
the year ended December 31, 1995.   In consideration for the Loan Agreement, the
Company issued to its Chairman additional warrants to purchase an aggregate of 29,630 shares of Common Stock at an exercise price of $2.70 per share, which expire on May 25, 2005. The Loan Agreement relieved the Company from any previous obligations with its Chairman. In November 1996, the Company received from its Chairman, permission to delay the repayment schedule on this loan for a period not to exceed six months. No additional interest accrued on this obligation by virtue of the delay in repayment. The Company also recognized $31,166 as a non-cash financing expense in the year ended December 31, 1995 to account for the compensatory nature of the issuance of the aforementioned warrants.

Selling Bridge Security Holders

In October, 1995, four entities which previously provided equity financing to the Company, Connecticut Innovations Inc., Minnesota Mining and Manufacturing, Landmark Partners and Connecticut Financial Developments, L.P. (collectively, the "Selling Bridge Security Holders" advanced an aggregate of $800,000 to the Company in exchange for, among other things, certain notes which, immediately prior to the Company's initial public offering of securities were convertible at a rate of one unit for each $4.06 advanced or 196,922 units. The notes bore interest at a rate of 10% and were due and payable on or before October 1, 2000. In conjunction with the advancement of the aforementioned funds, the Selling Bridge Security Holders were issued warrants to purchase an aggregate of 78,976 shares of the Company's common stock at an exercise price of $4.05 per share. Such warrants were canceled upon the consummation the Company's initial public offering and the Company recognized $430,767 as a non cash financing expense related to the conversion rights of these notes in the year ended December 31, 1995.

ROYALTY AND LICENSING ARRANGEMENTS

Connecticut Innovations,  Incorporated

During 1986, the Company entered into a contract with an independent corporation (the "Corporation") to assist in the development and manufacturing of a trackless robotic courier to be used primarily in the healthcare industry to transport materials. The Corporation had entered into a development agreement with CII, a state sponsored development corporation, in which CII would reimburse the Corporation for a portion of the development costs for the HelpMate-Registered Trademark- robotics courier system (the "Sponsored Products"). The contract between the Corporation and the Company granted the Company the right to assume the Corporation's rights under the agreement with CII.

During 1987, the Company assumed the Corporation's rights under the agreement, pursuant to which CII reimbursed the Company for $441,000 of development costs
related to the Sponsored Products.   In return for such reimbursement, the
Company must pay royalties aggregating $2,205,000 to CII as follows: (i) five percent of the Company's net sales of Sponsored Products, and (ii) fifty percent of any royalties received by the Company for payments against shipments of Sponsored Products by licensees of the Company. Thereafter, the Company must continue to pay royalties for a period equal to the period of time taken to satisfy this $2,205,000 royalty obligation, except that the royalty rate on the Company's net sales of Sponsored Products shall be reduced to one-half of one percent during such period. Such royalties are payable only to the extent that sales and license fees are realized. Through December 31, 1996, the Company had paid approximately $250,000 in royalties to CII.

 In January 1996, the Company and CII agreed that during the two-year period commencing on the closing of the Company's initial public offering, the obligation to pay a royalty at a rate of five percent of sales of Sponsored Products would be reduced so that the payment with respect thereto would not exceed the greater of (i) one and one-half percent of the net sales of Sponsored Products or (ii) twenty percent (20%) of the Company's pre-tax profits (but in no event would such payment be more than five percent of net sales of Sponsored Products.) In addition, the Company will receive a credit of $300,000 against the $2,205,000 royalty obligation. In consideration of this modification, the Company issued to CII 50,000 shares of its Common Stock and a warrant to purchase 25,000 additional shares at $5.75 per share immediately prior to the closing of the Company's initial public offering. In addition, the Company may, at its option, extend the period permitting reduced royalty payments for an additional two years and receive another $300,000 credit against the royalty obligation by issuing to CII an additional 50,000 shares of Common Stock and warrants to purchase an additional 25,000 shares exercisable at $5.75 per share. Under the agreement, if the Company relocates its business outside the State of Connecticut, among other things, the Company must grant CII a nonexclusive right to all existing and future patents pertaining to the Sponsored Products. CII also may exercise a nonexclusive, worldwide and royalty-free license to manufacture, use and sell the Sponsored Products and to use all patent and trademark rights, technical information and know-how relating to the Sponsored Products in the event the Company defaults under the agreement. Accordingly, the Company recorded $156,250 of non-cash royalty expense in the year ended December 31, 1996 related to the issuance of these securities.

Yaskawa Electric Corporation

The Company has two agreements with Yaskawa Electric Corporation ("Yaskawa"), one of Japan's largest manufacturers of industrial robots and a shareholder of the Company.

 Under its 1991 agreement with Yaskawa, the Company appointed Yaskawa as its exclusive distributor in Japan and certain other countries throughout Asia (the "Yaskawa Territory") to sell its HelpMate robots and LabMate robotics base. This Agreement, which automatically renews for three-year terms unless a party elects not to renew, permits Yaskawa to purchase these products at a discount from the Company's then current published prices.

Under its 1992 agreement, the Company granted Yaskawa an exclusive license to manufacture, market and sell, in the Yaskawa Territory, systems which incorporate or make use of certain of the Company's technology and products used in the HelpMate robot system (collectively, the "Components"). This agreement permits Yaskawa to purchase the Company's Components at their then current published prices. In exchange for this license, Yaskawa paid the Company a one-time non-refundable and non-creditable fee of $500,000 in 1992, and until May 2002 will pay the Company a royalty based upon the sales of Yaskawa systems in the Yaskawa Territory and the relative proportion of the Components incorporated therein. At the end of this period, and assuming Yaskawa has fully paid all royalties due to the Company, Yaskawa will retain a royalty-free license to manufacture, market and sell systems that incorporate or make use of the Components.

In addition, the Company has granted Yaskawa a right of first refusal to become the exclusive distributor in the Yaskawa Territory of those future products of the Company having public, commercial and domestic service applications, including those used in healthcare, social welfare, cleaning and transportation. This right of first refusal does not apply to products that (i) are licensed to Electrolux pursuant to the Electrolux Agreements described below, (ii) are the subject of the Company's agreements with APS described below, or (iii) otherwise have been developed for the United States government under certain research and development agreements. Yaskawa has determined that building design and personal tastes in Japan require certain design modifications related to the size of the Helpmates.

Otis A/S , a Danish affiliate of Otis Elevator Company

The Company has granted Otis A/S ("Otis"), a Danish affiliate of Otis Elevator Company ("Otis Elevator"), a shareholder of the Company, an exclusive license to sell and/or rent HelpMates and peripheral equipment in Europe, the former Soviet Union, Africa, parts of the Middle East and certain other regions (the "Otis Territory"). In exchange for this license, Otis paid the Company a non-refundable and non-creditable $150,000 fee in six quarterly installments during the 24-month period beginning January 1, 1995 for technical training provided by the Company, and will pay the Company a fee equal to 5% of the gross sales of the products by Otis during the 18-month period beginning July 1, 1997. The training fee is recognized as revenue as it is earned ($25,000 per quarter). Otis has the right to purchase these products from the Company generally at a discount which approximates 58% of the Company's list prices. Further, if certain mutually agreed upon cost savings are achieved by the Company, the price of these products will be reduced by a portion of such savings. Otis also is entitled to a six percent finder's fee for referring HelpMate customers in the United States to the Company. Otis also has the right, at no additional cost, to become the Company's exclusive distributor of HelpMates and peripheral equipment on a worldwide basis, other than in the United States and the Yaskawa Territory (unless these other areas become available in the future). Otis also has the right to match any third-party offer to become the Company's exclusive distributor in the Otis Territory (including any territory added to the Otis Territory as described above) of other products used for the transport of goods and people. The agreement with Otis expires in 2001, but will be extended until 2004 if Otis previously has purchased at least 250 HelpMate units. Thereafter, the agreement will be renewed automatically for three-year terms unless either party elects not to renew. If the Company elects not to renew the agreement, it must repurchase the shares of the Common Stock owned by Otis Elevator at a mutually agreed upon price. In the event the Company fails to meet Otis' annual production requirements, Otis may terminate the agreement and obtain the world-wide non-exclusive, irrevocable license to the intellectual property, rights, know-how and technology used in the products covered by the agreement (the "Product Technology") upon the payment to the Company of (i) a one time fee of up to $300,000, and (ii) royalties of six percent on net revenues from the sale or rental of covered products by Otis for a period of five years. Further, Otis may obtain a license to certain technical information related to the Products Technology currently held in escrow by Otis Elevator without any payment on its part in the event the Company materially breaches this agreement. The Company has agreed that ownership of trademark rights for the "HelpMate" name will belong to Otis in the Otis Territory.

Electrolux

Beginning in 1985, the Company entered into a series of license and development agreements with Electrolux, a stockholder and warrant holder of the Company, pursuant to which Electrolux was granted an exclusive worldwide license to manufacture, use, sell or lease (i) mobile robots containing a Company-developed navigation and control system (a "Company Controller") and having cleaning or mowing as their principal function; (ii) autonomous and semi-autonomous vacuum cleaners containing a Company Controller, and (iii) mobile robots developed with Company Controller technology and having indoor or outdoor floor care as their principal function. The Company and Electrolux have retained non-exclusive, worldwide licenses to manufacture, use, sell or lease such cleaner/mowers and vacuum cleaners so long as cleaning, mowing or vacuuming are only minor parts of their principal function. The licenses of the parties with respect to cleaner/mowers are royalty-free. Electrolux must pay royalties to the Company not to exceed $150,000 under its licenses for vacuum cleaners through April 1997 and must pay royalties to the Company not to exceed $3,000,000 under its licenses for floor cleaning machines through December 2002. The Company must pay royalties to Electrolux not to exceed $50,000 under its licenses for vacuums having vacuuming as only a minor function through April 1997. In connection with the license granted to Electrolux for floor cleaning machines, Electrolux received a right of first refusal to engage in projects with the Company for lawn care products using the Company's technology.

Through December 31, 1996, cumulative revenues, which are recognized upon shipment, from its agreements with the Otis affiliate and Yaskawa affiliates were $695,642 and $1,421,693, respectively.

EMPLOYMENT MATTERS

In February, 1995, Landmark Partners Inc. ("Landmark") agreed to make the services of its employee, Thomas K. Sweeny available to the Company as its President and Chief Executive Officer for a period of three years. From February 1, 1995 to October 31, 1995, Mr. Sweeny's services as President and Chief Executive Officer were provided to the Company pursuant to a service agreement between the Company and Landmark. As consideration for the services, Landmark received an aggregate sum of $100,000 and 37,020 shares of the Company's common stock and Mr. Sweeny received 111,060 shares of the Company's common stock. Accordingly, the Company recognized non-cash compensation expense of $444,200 relating to the issuance of these shares during the year ended December 31, 1995. Since November, 1995, the Company has directly employed Mr. Sweeny as its President and Chief Executive Officer pursuant to an employment agreement.

The Company currently employs Mr. Engelberger's brother, John Engelberger, as a part-time Senior Sales Executive. Under the terms of John Engelberger's employment agreement, which is automatically renewable from year to year unless sooner terminated, he is entitled to an annual salary of $54,000 plus a commissions of $5,000 per robotic courier system that he sells and is succesfully installed. He is also eligible to participate in the Company's regular bonus plans and fringe benefit programs. Total compensation paid to John Engelberger for the years ended December 31, 1996 and 1995 was $79,000 and $76,000, respectively.

The Company also employed Mr. Engelberger's daughter, Gay Engelberger, as the Director of Marketing at an annual salary of $70,000 until March 31, 1997.

The Company further employs Mr. Sweeny's son, Thomas K Sweeny III, as a Sales Executive, who receives an annual salary of $25,000 and is eligible to participate in the Company's regular bonus and commission plans, as well as the Company's fringe benefit programs. No commissions were paid to Mr. Sweeny in 1996 or 1995.

OTHER STOCKHOLDER AGREEMENTS

In 1993 the Company authorized the issuance of $50,000 in equity securities to Landmark as payment for advisory services rendered by Landmark in 1992 and 1993. In fulfillment of its obligation to issue those securities, the Company issued, at the direction of Landmark, 5,609 Shares of Common Stock to Mr. Sweeny and 5,610 shares to other stockholders of Landmark. On October 1, 1995, 500 shares of the Company's preferred stock were issued to the Company's president and two other stockholders of Landmark as consideration for advisory services rendered to the Company. Accordingly, the Company recognized non-cash compensation expense of $50,000 relating to the issuance of these shares during the year ended December 31, 1995.

In December 1994, Otis Elevator Company ("Otis Elevator"), a stockholder of the Company, purchased 123,400 shares of the Common Stock at a purchase price of $12.16 per share. In connection with the purchase, Otis was given the right to be notified by the Company of any negotiations which the Company may conduct with third parties regarding the sale of the Company. Upon such notification, Otis will have the right to negotiate with the Company on its own behalf regarding any proposed transaction.

1. Election of Directors

   The Board of Directors recommends a vote FOR the election of directors which is designated as proposal No, 1 on the enclosed proxy card.

At the meeting eight directors are to be elected to serve for a term to expire at the 1998 Annual Meeting of the Stockholders. The nominees for these positions (and their ages) are: Joseph F. Engelberger (71); Thomas K. Sweeny
(59); John M. Evans, Jr. (55); John F. Barry (44); Nobuo Saita (52); Kevin F. Littlejohn (34); Theodore Sall (70) and Sheldon Sandler (52).

The accompanying proxy will be voted for the election of the Board's nominees unless contrary instructions are given. If one or more of the Board's nominees is unable to serve, which is not anticipated, the persons named as proxies intend to vote, unless the number of nominees is reduced by the Board of Directors, for such other person or persons as the Board of Directors may designate.

Nominees for election to the Board of Directors for a term expiring at the 1998 Annual Meeting of Stockholders

Mr. Engelberger co-founded the Company in 1984 and has served as a Director and the Chairman since that time. Prior to that, Mr. Engelberger founded and served as the first president of Unimation, Inc., the first industrial robotics company, which was acquired by Westinghouse Electric Corporation. He also founded and was the first president of Consolidated Controls Corporation, which was ultimately acquired by Eaton Corporation. Mr. Engelberger has written extensively on the subjects of instrumentation and robotics. Mr. Engelberger is the father of Gay Engelberger, the Company's director of marketing. Mr. Engelberger formerly served as a director of Anderson Group, Inc. and currently serves as a director of EDO Corporation.

Mr. Sweeny, a director of the Company since 1987, joined its management team in February 1995. From 1987 to February 1995 Mr. Sweeny had been a partner and a managing director at Landmark Partners Inc., a venture capital firm and, through an affiliate, one of the original investors in the Company. While at Landmark, Mr. Sweeny served as a director of eleven companies, including Infodex, Inc. and Nova Technologies, Inc., and acted in the capacity of CEO for Vortech Data Systems, Inc. and occupied the office of the president at Metallon Engineered Materials, Inc. From 1986 to 1987, Mr. Sweeny was employed by the Holley Division of Coltec Industries as Vice President of Joint Ventures and Acquisitions and later as Vice President of Engineering. From 1981 until 1986 he was employed by the Diesel Systems Division of United Technologies Corporation. He is also a past Chairman and past President of the Connecticut Venture Group and the founder and first Chairman of the Connecticut Venture Fair.

Dr. Evans co-founded the Company in 1984, and has served as a Director since that time. Dr. Evans served as the President of the Company from 1984 until February 1995. Dr. Evans currently serves as the Company's Vice President of Engineering. Prior to joining the Company, Dr. Evans founded Nova Robotics. From 1978 to 1981, Dr. Evans was Vice President of Engineering and Operations at a subsidiary of Gerber Scientific, Inc. From 1970 to 1978, Dr. Evans was employed by the National Bureau of Standards and Technology of the United States Department of Commerce where he started the Automation Technology program.

Mr. Barry has been a Director of the Company since June 1993. Mr. Barry is currently a Vice President of Prospect Street Connecticut Capital, Inc. and has served in that capacity for the past five years. Mr. Barry currently serves as a director of Prospect Street High Income Shares and Skyline Multimedia Company.

Mr. Saita has been a director of the Company since May 1996. He currently is employed by Yaskawa Electric Corporation, one of the Company's stockholders, as the Tokyo plant manager and a Director and has served in those capacities for
the last five years.                                          .

Mr. Littlejohn has been a director of the Company since June 1995. He currently is a Vice President and Principal of Prospect Street Connecticut Capital, Inc. and has served in that capacity for the past five years.

Dr. Sall has been a director of the Company since March 1996. He currently is a Professor Emeritus at Ramapo College of New Jersey. Prior to holding this position, Dr. Sall was an Adjunct Professor of Clinical Medicine at the University of Medicine and Dentistry, New Jersey School of Nursing from 1991 to July 1995. Dr. Sall is also a Director of International Vitamin Corporation and Fluro Scan Inc.

Mr. Sandler has been a director of the Company since March 1996. He has been the Managing Director of Corporate Finance for Ladenburg Thalmann & Co., Inc., an investment banking firm located in New York City since 1991. Prior to joining Ladenburg, Mr. Sandler was the Managing Partner of two investment firms, Carnegie Securities and Sandler, Trench & Co., both located in Princeton, N.J. Mr. Sandler was also a chief examiner at the Securities and Exchange Commission.

Dr. Sall has been nominated to the Board of Directors in accordance with the provisions of the Underwriting Agreement between the Company and M.H. Meyerson & Co., and Brookehill Equities, Inc., which provides that for a period of three years form the date of the closing of the Company's initial public offering in February, 1996, the Company would nominate and use its best efforts to elect a designee of the Underwriters as a Director of the Company.

Mssrs. Sweeny, Barry, and Littlejohn were originally elected as Directors of the Company pursuant to certain voting agreements among certain stockholders of the Company. These voting agreements terminated upon the closing of the Company's initial public offering in February, 1996.

Committees of the Board of Directors and Meeting Attendance

General

The board of directors held seven meetings in 1996.   All of the directors
attended at least 75% of the meetings of the board and the respective committees of the board of which they were a member during 1996 or in the case of Mssrs. Sall, Sandler, and Saita during the period in which they were directors, with the exception of Mr. Saita and Mr. Komiyama (Mr. Saita's predecessor), both of whom did not attend any meetings.

Compensation

The Company does not pay any additional remuneration to employees serving as directors nor does it pay any such remuneration to Mssrs. Barry, Littlejohn or Saita. Mssrs. Sall and Sandler however receive an annual retainer of $5,000 plus fees of $500 per day for attendance at meetings of the board of directors and their respective committees. Directors' out of pocket expenses are not reimbursed by the Company.

The Board of Directors has the following standing Committees:

Audit Committee

The Audit Committee, which met two times in 1996, consists of three directors of the Company, all of whom are independent. The Audit Committee is responsible for the engagement of the Company's independent auditors and will review with them the scope and timing of their audit services and any other services which they are asked to perform, their report on the Company's accounts following completion of the audit and the Company's policies and procedures with respect to internal accounting and financial control. The board of directors has appointed Messrs. Barry, Littlejohn and Sandler as the members of the Audit Committee.

Compensation Committee

The Compensation Committee, which met three times in 1996, is responsible for making recommendations to the board of directors with respect to compensation and benefit levels of executive officers of the Company. The board has appointed Messrs. Barry, Littlejohn and Sall as the members of the Compensation Committee.

Stock Option Committee

The Stock Option Committee, which met three times in 1996, is responsible for administering the Company's 1984, 1988 and 1995 Stock Option Plans. The board has appointed Messrs. Barry and Littlejohn to the Stock Option Committee.

Executive Compensation

The following table sets forth certain information regarding compensation awarded to, earned by, or paid to the Company's chief executive officer and each other executive officer and employee whose salary and bonus for the fiscal year ended December 31, 1996 exceeded $100,000.
                                                             SECURITIES
                                                             UNDERLYING
NAME AND POSITION              FISCAL YEAR    SALARY         OPTIONS/SARS

Joseph F. Engelberger             1996      $   100,000           -
Chairman of the Board             1995      $   113,333         32,345
                                  1994      $   126,000         9,872

Thomas K. Sweeny                  1996      $   150,000           -
President/Chief Executive Officer 1995      $    37,500         24,680
                                  1994            -               -

John M. Evans                     1996      $   139,000           -
Vice President of Engineering     1995      $   139,000          1,145
                                  1994      $   127,000           -

Bala Krishnamurthy                1996      $   103,750           -
Director of Software Engineering  1995      $   100,000            824
                                  1994      $   100,000           -

Fred Cordano                      1996      $   101,750           -
Director of Manufacturing         1995      $    98,000            805
                                  1994      $    98,000           -

The Company has entered into employment agreements with Messrs. Engelberger, Sweeny, and Evans and Ms. Krishnamurthy as well as one other employee not listed above. Each of these agreements contains noncompetition, nondisclosure and noninterference provisions.

Mr. Engelberger's employment agreement initially runs until December 31, 1998 and is automatically renewable from year to year thereafter. Mr. Engelberger is employed at seventy percent of normal working hours and receives an annual salary of $100,000. After the initial term, the agreement may be terminated by Mr. Engelberger on thirty days notice. The Company may terminate Mr. Engelberger's employment at any time. If the termination is not "for cause", the Company is obligated to pay his compensation for a period of one year following the termination. In May 1995, the Company executed a promissory note for $320,000 in favor of Mr. Engelberger in connection with $200,000 of new financing provided to the Company and the refinancing of contingent compensation obligation to Mr. Engelberger for $120,000.

Mr. Sweeny's employment agreement initially runs until December 31, 1998 and is automatically renewable from year to year thereafter. His annual base salary under the agreement is $150,000, and he is eligible for performance bonuses in amounts determined by the board of directors in its sole discretion. The agreement may be terminated by the Company for cause at any time with thirty days prior notice; after December 31, 1998, either party may terminate the agreement without cause with thirty days prior notice. If the termination is not "for cause", the Company is obligated to pay his compensation for a period of one year following the termination. In connection with this employment agreement, Mr. Sweeny received an option under the Company's 1988 Stock Option Plan to purchase up to 24,680 shares of its Common Stock for $1.01 per share. The option may be exercised in installments until October 31, 2005.

Mr. Evans' employment agreement runs until December 31, 1998 and is automatically renewable from year to year thereafter. Under his agreement, Mr. Evans will be considered for annual salary increases based upon his performance and that of the Company. The agreement may be terminated by the Company for cause at any time with thirty days prior notice; after December 31, 1998, either party may terminate the agreement without cause with thirty days prior notice. If the termination is not "for cause", the Company is obligated to pay his compensation for a period of one year following the termination.

Ms. Krishnamurthy's employment agreement runs until December 31, 1997 and is automatically renewable from year to year thereafter. Under her agreement, Ms. Krishnamurthy will be considered for annual salary increases based upon her performance and that of the Company. The agreement may be terminated by either party without cause with thirty days prior notice, provided, however, that if the Company terminates the agreement without cause, Ms. Krishnamurthy is entitled to continue receiving her salary for a period of three months.

Option Exercises and Year End Value

The following table sets forth information on the exercise of stock options and warrants issued to individuals named in the executive compensation table.


                                               Number of Securities
Name                  Shares acquired upon    underlying unexercised     Value of unexercised in
                       exercise of Options       Options/SARS at         the money Options/SARS at
                        during fiscal 1996      December 31, 1996           December 31, 1996
                        Number    Value     Exercisable   Unexercisable   Exercisable   Unexercisable

Joseph F Engelberger       0       $0         107,132        5,923        $  13,397      $   866
Thomas K. Sweeny           0       $0           4,936       19,744        $     722      $ 2,888
John M. Evans, Jr.         0       $0          15,499            0        $   6,824      $     0
Bala Krishnamurthy       12,054    $17,025          0            0        $       0      $     0
Fred Cordano               0       $0          15,934            0        $   5,241      $     0

                                        13

Option Grants

     No grants of stock options or warrants were made during fiscal 1996 to the individuals named in the executive compensation table.

2. Appointment of Auditors

   The Board of Directors recommends a vote FOR the ratification of the appointment of auditors which is designated as proposal No. 2 on the enclosed proxy card.

On the recommendation of the Audit Committee of the Board of Directors, the Board has appointed Ernst & Young LLP as auditors for the fiscal year ended December 31, 1997, subject to ratification by stockholders. Ernst & Young LLP has audited the Company's financial statements since 1985.

Representatives of Ernst & Young are expected to attend the 1997 Annual Meeting, where they will have the opportunity to make a statement if they wish to do so and will be available to answer appropriate questions from the stockholders.

If the foregoing proposal is not approved at the meeting, or if prior to the 1998 Annual Meeting, Ernst & Young LLP shall decline to act or otherwise become incapable of acting, or if its engagement shall otherwise be discontinued by the Board of Directors, then in any such case, the Board of Directors will appoint other independent auditors whose engagement for any period subsequent to the 1997 Annual Meeting will be subject to ratification by the stockholders at the 1998 Annual Meeting.

3. Approval of the Amended and Restated 1995 Stock Option Plan

     The Board of Directors recommends a vote FOR the approval of the Amended and Restated 1995 Stock Option Plan which is designated as proposal No. 3 on the enclosed proxy card.

Purpose of the Amended and Restated Plan.

The Company is proposing to amend and restate the Company's existing 1995 Amended and Restated Stock Option Plan (the "Existing Plan"). The Existing Plan provides for the grant to eligible employees of options which qualify as incentive stock options under Section 422A of the Internal Revenue Code ("ISO's"). The Existing Plan is proposed to be amended and restated in order to also permit the grant of Nonqualified Options (as described below) to employees of the Company ("Eligible Employees") and to provide for the administration of the amended and restated plan (the "Plan") directly by the Company's Board of Directors, to give the Board discretion to set the vesting schedule of options and to eliminate the requirement of shareholder approval of certain amendments to the Plan.

The Amended and Restated Plan is designed to promote the interests of the Company and its stockholders by providing eligible employees and Eligible Directors with incentives to enable the Company to attract and retain qualified personnel and directors. The Board of Directors believes that the Plan will further the long-term growth of the Company by providing incentives and rewards to those employees and Eligible Directors of the Company who are in positions to contribute significantly to the achievement and growth of the Company. For this reason, the Board of Directors urges stockholders to vote FOR this proposal, and proxies will be so voted unless a stockholder specifies otherwise. The affirmative vote of a majority of shares voting on the matter will be necessary to approve this proposal

Description of the Amended and Restated Plan.

The principal provisions of the Plan are summarized below. This summary is qualified in its entirety by the full text of the Plan attached hereto as Annex 1.

Under the Plan, the Board of Directors may grant ISO's to employees of the Company who have demonstrated significant potential to contribute to the successful performance of the Company. The Board may also grant Nonqualified Options to Eligible Directors and employees. The Plan authorizes the granting of options to purchase up to 500,000 shares of Common Stock and such shares have been reserved for issuance by the Company.

The Plan will be administered by the Board which will determine which of the Eligible Employees and Eligible Directors will receive options, the number of shares which may be purchased under each option, and, subject to the Plan's provisions, the duration and exercise price of such options.

The purchase price for shares subject to ISO's must not be less than 100% of the fair market value of the Common Stock on the date the option is granted, and not less than 110% of the fair market value, if the option is granted to a person ("Ten Percent Holder") owning stock possessing more than 10% of the total combined voting power of the stock of the Company. The purchase price for shares subject to Nonqualified Options will be the price established by the Board at the time of the grant. In the case of ISO's, the aggregate fair market value of stock for which incentive stock options may be granted during any calendar year to any employee under the Plan and any other incentive stock option plan maintained by the Company is $100,000, plus certain carryover amounts from prior years.

One fifth of the total number of shares covered by options granted to employees shall vest upon the employee's completion of one year of continuous service with the Company after the grant of the options; thereafter, an additional one-fifth of the total number of shares covered by the options shall vest upon such employee's completion of two, three, four and five years of continuous service to the Company. Nonqualified Options granted to Eligible Directors fully vest upon the completion of one-year of continuous service as a director, provided however, that such options will vest immediately upon the death of such director. The Board has the discretion to provide for a different vesting schedule for options.

No option under the Plan is exercisable after the expiration of ten years from the date of grant or after five years from the date of grant if such grant is to a Ten Percent Holder. In addition, an employee's options will terminate, at the option of the Board, thirty days from the date on which the employee terminates employment with the Company, unless the termination is due to the employee's (i) death, (ii) disability (as defined in the Plan), or (iii) normal retirement (as defined in the Plan). In the event of a termination pursuant to clause (i), the executors, administrators, legatees or distributees of the grantee's estate shall have the right to exercise the option for a period of one year (but not beyond their stated term). In the event of a termination pursuant to clauses
(ii) or (iii), ISO's may only be exercised during the 90 days following the termination (but not beyond their stated term). Moreover, an employee's options will terminate immediately if the reason the optionee ceases to be employed is
(i) optionee's termination "for cause" pursuant to any written employment agreement or, (ii) absent such agreement, determined by the Committee to be directly attributable to the optionee's commission of fraud, dishonesty, negligence or malfeasance in connection with the optionee's duties to the Company. Finally, a director's options will automatically terminate if the director is removed as a director by the stockholders "for cause."

Options are exercisable by giving written notice to the Company, in the form specified by the Company, stating the number of shares as to which the option is being exercised. The option price must be paid in cash, by the delivery of shares of common stock having a fair market value equal to the exercise price, by delivery of instructions to the Company to withhold from the shares which would otherwise be deliverable upon such exercise that number of shares issuable upon such exercise whose fair market value less exercise price is equal to the option exercise price of the shares to be delivered to the grantee, or any combination of the foregoing.

Options are not transferable other than by will or by the laws of descent and distribution and during a grantee's lifetime shall be exercisable only by the grantee.

 The Plan provides that the Board of Directors may amend or terminate the Plan in any respect except that, without further approval of the stockholders, the Board of Directors may not increase the number of shares that may be issued under the Plan or change the eligibility of employees (or the class of employees) to whom ISO's may be granted. The Board may, at the request of an optionee, take such action as may be necessary to convert the optionee's unexercised ISO's into Nonqualified Options. In the event of a dissolution or liquidation of the Company or, generally, of certain mergers or reorganizations of the Company, then, at the discretion of the Board of Directors and as permitted by law, (a) any surviving corporation will assume any options outstanding under the Plan or will substitute similar options for those outstanding under the Plan, (b) the time during which options may be exercised shall be accelerated and the options terminated if not exercised prior to such event or (c) options shall continue in full force and effect.

The grant of an ISO has no immediate tax consequences to the Company or to the employee. A holder of shares purchased pursuant to the exercise of an ISO realizes no taxable income at the time of exercise although the amount by which the fair market value at the time of exercise exceeds the option price would be an item of "tax preference" for purposes of computing the alternative minimum tax on individuals. If the employee holds the shares for at least two years from the date of the grant of the ISO and at least one year from the date of exercise, he will realize taxable long-term capital gain or long-term capital loss upon a subsequent sale of the shares at a price different from the option price. If these holding period requirements are not met, the optionee will recognize ordinary income at the time of sale equal to (i) the lower of the net proceeds at the time of sale or the fair market value of the stock at the time of exercise less (ii) the exercise price. Any gain in excess of the amount so calculated will be long-or short-term, depending on the length of time the stock was held. The Company will not receive any deduction for federal income tax purposes with respect to ISO's except when, and to the extent that, an optionee recognizes ordinary income.

The recipient of a Nonqualified Option should not realize any income at the time of grant. Upon exercise of the option, the excess of the fair market value of the shares on the date of exercise over the option price will be taxable as ordinary income to the recipient. When the shares acquired by exercise of a Nonqualified Option are sold, the difference between the price received for the shares and the fair market value of such shares at the date of exercise will be treated as long- or short-term capital gain or loss, depending on the holding period of the stock. The Company will generally be allowed a deduction for federal income tax purposes when, and to the extent, an optionee recognizes ordinary income.

Under certain circumstances, Section 162(m) of the Internal Revenue Code restricts the Company's deduction for compensation in excess of $1,000,000 for certain specified employees. In addition, the Company will be required to follow applicable federal and state withholding and reporting requirements with regard to any amount included in the optionee's income.

The number of persons who may be eligible to receive ISO's under the Plan is 38 and the number of Eligible Directors is 3. To date, 259,300 options have been granted under the Plan. On April 10, 1997, the closing bid price of the Company's Common Stock on the Philadelphia Stock Exchange was $1.0325 per share.

Solicitation of Proxies

The cost of soliciting proxies for the 1997 Annual Meeting will be borne by the Company. In addition to solicitation by mail, solicitations may also be made by personal interview, telecopier, telegram and telephone. The Company will use the services of American Stock Transfer & Trust Company to assist in soliciting proxies, and expects to pay a nominal fee for such services. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals. Consistent with the Company's confidential voting procedure, directors, officers and other regular employees of the Company, as yet undesignated, may also request the return of proxies by telephone, telecopier, telegram or in person.

Stockholder Proposals

As more fully explained in the Company's Bylaws, stockholder proposals intended to be presented at and Annual Meeting, including proposals for the nomination of directors, removal of directors, amendments to the Company's Certificate of Incorporation or Bylaws or the repeal of a bylaw, must be received in writing by the Company's Secretary, no later than 50 days in advance of the annual meeting of stockholders, or, if fewer than 50 days notice or prior public disclosure of the meeting date is given or made by the Company, not later than the seventh day after which notice was mailed or such public disclosure was made.

Other Matters

The Board of Directors does not know of any matter other than those described in this proxy statement that will be presented for action at the meeting. If other matters properly come before the meeting, the persons named as proxies intend to vote the shares they represent in accordance with their judgment.

                                                                         ANNEX 1


                     AMENDED AND RESTATED 1995 STOCK OPTION PLAN


    1. Purpose. The Purpose of the Plan is to secure for the Company and its stockholders the benefits of the incentive inherent in increased Common Stock ownership by key employees of the Company by providing key employees with opportunities to purchase stock in the Company pursuant to ISOs and Nonqualified Options, and by providing non-employee directors of the Company with opportunities to purchase stock in the Company pursuant to Nonqualified Options.


    2.   Definitions.  When used herein, the following definitions shall apply:

         (a)  "Board" means the Board of Directors of the Company.

         (b)  "Code" means the Internal Revenue Code of 1986, as amended.

         (c) "Company" means HelpMate Robotics Inc., a Connecticut corporation and any subsidiaries thereof which may be formed after the date hereof.

         (d) "Closing" means the closing of the sale of the Units sold by the Company pursuant to the Registration Statement.

         (e)  "Closing Date" means the date of the Closing.

         (f)  "Director" means a person who is a member of the Board.

         (g) "Disability" means that, by reason of illness or as a result of an accident an employee is unable to perform his duties and responsibilities as such and is unlikely to be able to perform such duties and responsibilities in the future.

         (h) "Disqualifying Disposition" means any disposition (including any sale) of Stock before the later of (a) two years after the employee was granted the ISO under which he acquired the Stock or
              (b) one year after the employee acquired the Stock by exercising such ISO; provided, however, that if the employee has died before the Stock is sold, these holding period requirements do not apply and no Disqualifying Disposition can occur thereafter.

         (i) "Eligible Director" means a Director who is not otherwise an employee, full-time or part-time, of the Company.

         (j) "Eligible Employee" means any employee of the Company who has demonstrated significant potential to contribute to the successful performance of the Company.

         (k) "Fair Market Value" with respect to the Shares subject to an Option shall mean the (i) average of the high and low prices of the Stock on the principal national securities exchange on which the Stock is traded, if the Stock is then traded on a national securities exchange; (ii) the last reported sale price of the Stock reported on the NASDAQ National Market System, if the Stock is not then traded on a national securities exchange, (iii) the last reported sale price of the Stock reported on the NASDAQ Small-Cap Market System, if the Stock is not then reported on the NASDAQ National Market System or national securities exchange; or
              (iv) the closing bid price (or average of bid prices) last quoted by an established quotation service for over-the-counter securities, if the Stock is not reported on any of the foregoing.

         (l) "ISO" means an Option which qualifies as an "incentive stock option" under Section 422(b) of the Code, which is granted to an Eligible Employee pursuant to paragraph 6 hereof.

         (m) "Nonqualified Option" means an option which does not qualify as an ISO granted to an Eligible Director or Eligible Employee pursuant to paragraph 7 hereof.

         (n) "Normal Retirement" means with respect to a Company employee, his normal retirement pursuant to any applicable Company retirement plan.

         (o) "Option" means the right or rights granted to purchase Stock under the Plan and shall include ISOs and Nonqualified Options.

         (p) "Plan" means this Amended and Restated 1995 Stock Option Plan, as the same from time to time may be amended in accordance with its terms.

         (q) "Registration Statement" means the Company's registration statement on Form SB-2 pursuant to which it has registered certain Units with the Securities and Exchange Commission for an initial public offering thereof, as such registration shall be amended.

         (r) "Rule 16b-3" means Rule 16b-3 promulgated under Section 16 of the Securities and Exchange Act of 1934, as amended.

         (s)  "Share" means a share of Stock.

         (t)  "Stock" means the Common Stock, no par value, of the Company.

         (u) "Ten Percent Stockholder" means a person owning stock of the Company possessing more than ten percent of the total combined voting power of all classes of stock of the Company.

    3.  Administration of the Plan.

    (a) The Plan will be administered by the Board. Subject to applicable state and federal law, the Board may delegate its power to a committee of the Board in accordance with the provisions of the Company's by-laws.

    (b) The Board shall have the authority, subject to the terms of the Plan, to:

         (i)  determine the Eligible Employees to whom ISOs may be granted;

         (ii) determine the time or times at which ISOs may be granted to Eligible Employees;

        (iii) determine the exercise price of Shares subject to each ISO, which exercise price shall not be less than the minimum price specified in paragraph 8;

         (iv) determine (subject to paragraphs 9 and 10 hereof) the time or times when each ISO shall become exercisable and the duration of the exercise period;

         (v) determine the Eligible Directors and Eligible Employees to whom Nonqualified Options may be granted;

         (vi) determine the time or times at which Nonqualified Options may be granted;

        (vii) determine the exercise price of Shares subject to each Nonqualified Option;

       (viii) determine (subject to paragraphs 9 and 10 hereof) the time or times when each Nonqualified Option shall become exercisable and the duration of the exercise period;

         (ix) interpret the Plan and prescribe and rescind rules and regulations as it deems necessary or appropriate for carrying out the provisions and purposes of the Plan; and

         (x) with the consent of the optionee, to convert any ISO granted under the Plan to a Nonqualified Option pursuant to paragraph 18.

    (c) No member of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted under it. The Board's interpretation of the Plan or of any award granted pursuant thereto, and all decisions and determinations by the Board with respect to the Plan, shall be final and conclusive on all parties.

    4.  Eligibility.

         (a) Any Eligible Employee shall be eligible to participate in the Plan and to receive ISOs and Nonqualified Options. The Board shall determine in connection with each series of Options which of those Eligible Employees will receive Options, the number of Shares which are subject to each Option, and the exercise price and duration of the Options so granted.

         (b) Granting of any Option to any individual shall neither entitle that individual to, nor disqualify him from, participation in any other grant of Options.

         (c) ISOs may be granted to any Eligible Employee who is an officer or other employee of the Company, but may not be granted to a Director who is not an employee of the Company.

         (d) All Directors of the Company who are Eligible Directors at the time of grant are eligible to receive Nonqualified Options. Nonqualified Options shall be granted to Eligible Directors only in accordance with paragraph 7 hereof.


     5. Stock. The Stock which may be issued and sold under the Plan will be Common Stock of a total number not exceeding 500,000 shares (subject to adjustment as provided in paragraph 15), which may be either authorized and unissued Shares or issued Shares acquired by the Company. If any Option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, the unpurchased Shares subject to such Options shall again be available for grants of Options.


     6.  Granting of ISOs.

         (a) ISOs may be granted under the Plan by the Board at any time on or after the Closing Date through the fifth (5th) anniversary of such Closing Date.

         (b) The date of grant of an ISO under the Plan will be the date specified by the Board at the time it grants the ISO; provided, however, that such date shall not be prior to the date on which the Board acts to approve the grant.


     7.  Granting of Nonqualified Options.

         (a) Nonqualified Options may be granted under the Plan by the Board at any time on or after the date of the 1996 Annual Meeting of the Company's Shareholders through the fifth (5th) anniversary of the Closing Date.

         (b) The date of grant of a Nonqualified Option under the Plan will be the date specified by the Board at the time it grants the Nonqualified Option.

     8.  Exercise Price; ISO Limitations.

         (a) The exercise price per Share relating to each ISO granted under the Plan shall not be less than the Fair Market Value per Share on the date of such grant; provided, however that the exercise price per Share relating to an ISO granted to a Ten Percent Stockholder shall not be less than 110 percent of the Fair Market Value of Stock on the date of grant.

         (b) The exercise price per Share relating to each Nonqualified Option granted under the Plan shall be the price established by the Board at the time of the grant.


     9. Option Duration. Subject to earlier termination as provided in paragraphs 11 and 12 and except as otherwise provided herein:

         (a) each ISO granted to an employee who is not a Ten Percent Stockholder shall expire on the date specified by the Board, but not more than ten (10) years from the date of grant;

         (b) each ISO granted to a Ten Percent Stockholder shall expire not more than five years from the date of grant; and

         (c) each Nonqualified Option shall expire on the date specified by the Board, but not more than ten (10) years from its grant of the Option.

     10. Exercise of Option. Unless otherwise specified by the Board, subject to the provisions of paragraphs 11 and 12, each Option shall become exercisable ("vest") as follows:

         (a) One-fifth (20%) of the total number of Shares covered by an Option granted to an Eligible Employee shall vest upon such employee's completion of one year of continuous service with the Company after the grant of the Option; thereafter, an additional one-fifth (20%) of the total number of Shares covered by the Option shall vest upon such employee's completion of each of two, three, four and five years of continuous service with the Company.

         (b) Once an Option or part thereof granted to an Eligible Employee becomes vested, it shall remain vested until expiration of the Option, unless otherwise specified by the Board.

         (c) Nonqualified Options granted to an Eligible Director shall vest as to all Shares of Common Stock covered by the Option upon the completion by the Eligible Director of one year of continuous service to the Company after the grant of the Option.

         (d) Each Option may be exercised at any time or from time to time, in whole or in part, for up to the total number of Shares with respect to which it is then exercisable.

         (e) The date of vesting of an Option or part thereof shall be accelerated as set forth in paragraphs 11 and 12 below and, with respect to Options granted to Eligible Employees, upon other circumstances that the Board deems appropriate, provided that the Board shall not accelerate the date of vesting of any ISO, if such acceleration would violate the annual vesting limitation contained in Section 422(d)(1) of the Code.

    11.  Termination of Employment or Service as a Director.

         (a) If an employee holding ISOs or Nonqualified Options ceases to be employed by the Company other than by reason of death, disability, or Normal Retirement (in accordance with paragraph
              12), at the option of the Board, Options held by him which have not vested as of the date he ceases to be an employee shall not vest or become exercisable. Options held by him which have already vested on the date he ceases to be an employee shall, at the option of the Board, terminate after the passage of 30 days from the date of termination of employment, but in no event later than on their specified expiration dates. Notwithstanding the foregoing, Options held by an employee which are already vested shall, at the option of the Board, terminate immediately if the reason the optionee ceases to be employed by the Company is (i) his termination "for cause" pursuant to any written employment agreement with the Company, or (ii) in the absence of such employment agreement and in the sole discretion of the Board, determined to be directly attributable to such optionee's commission of fraud, dishonesty, negligence or malfeasance in connection with his duties to the Company.

         (b) A leave of absence with the written approval of the Company shall not be considered an interruption of employment under the Plan, provided that such written approval contractually obligates the Company to continue the employment of the employee after the approved period of absence. Employment shall also be considered as continuing uninterrupted during any other bona fide leave of absence (such as those attributable to illness, military obligations or governmental service) provided that the period of such leave does not exceed 90 days or, if longer, any period during which such optionee's right to reemployment is guaranteed by statute.

         (c) If a Director holding a Nonqualified Option ceases to serve as a Director as a result of his removal by the stockholders "for cause," as provided in the Company's by-laws, then no Options held by him which have not vested shall vest or become exercisable, and Nonqualified Options held by him which are already vested shall immediately terminate. If a Director holding a Nonqualified Option ceases to serve as a Director for any other reason (other than the death of the Director, as described in paragraph 12(a) below), the Director shall continue to hold vested Nonqualified Options subject to the terms of the Plan, and any Options which have not vested shall terminate.

    12.  Death, Disability or Retirement.

         (a) If an Employee holding an ISO or Nonqualified Option ceases to be employed by the Company, or a Director holding a Nonqualified Option ceases to serve as a Director of the Company, by reason of his death, Options held by him shall vest and become exercisable in full. Options held by such individual on the date of his death may be exercised by his estate, personal representative, or beneficiary who has acquired the Option by will or by the laws of descent and distribution at any time within the period (not to exceed one year) as shall be specified by the Board at the time of the grant of the Option, but in no event after the expiration of the term of the Option.

         (b) If an Employee holding an ISO or a Nonqualified Option ceases to be employed by the Company by reason of his Disability, Options held by him shall vest and become exercisable in full. Options held by him on the date of his termination for Disability may be exercised by him, his guardian or legal representative:

              (i) in the case of ISOs, at any time during the 90 days following such termination of the optionee's employment, but not later than the specified expiration dates of the ISOs; and

              (ii) in the case of Nonqualified Options, not later than the specified expiration dates of the Nonqualified Options.

         (c) The Board may require medical proof of any physical or mental incapacity which results in a Disability and its determination of the existence of the same shall be conclusive.

         (d) If an Employee holding an ISO or Nonqualified Option ceases to be employed by the Company by reason of his Normal Retirement, Options held by such retiring employee shall vest and become exercisable by the holder in full and may be exercised by him:

              (i) in the case of ISOs, for 90 days after such Normal Retirement, but not later than the specified expiration dates of the ISOs; and

              (ii) in the case of Nonqualified Options, not later than the specified expiration dates of the Nonqualified Options.


    13. Assignability. No Option shall be assignable or transferable by the optionee except by will or by the laws of descent and distribution, and during the lifetime of the optionee each Option shall be exercisable only by him.

    14.  Terms and Conditions of Options.

         (a) Options shall be evidenced by instruments (which need not be identical) in such forms as the Board may from time to time approve. Such instruments shall conform to the terms and conditions set forth herein and may contain such other provisions as the Board deems advisable which are not inconsistent with the Plan.

         (b) The Board may from time to time confer authority and responsibility on one or more of its own members and/or one or more officers of the Company to execute and deliver such instruments. The proper officers of the Company are authorized and directed to take any and all action necessary or advisable from time to time to carry out the terms of such instruments.

         (c) The holder of an Option shall not have the rights of a shareholder of the Company with respect to the Shares covered by his Option until the date of exercise of an Option.

         (d) Nothing in the Plan shall be deemed to give any grantee of any Option the right to be retained in employment or other service by the Company for any period of time.

         (e) Options granted to Eligible Employees under the Plan shall not be affected by any change of employment within the Company, so long as the optionee continues to be an employee of the Company.


    15.  Adjustments.

         (a) The aggregate number and class of Shares subject to and authorized by the Plan, the number and class of Shares with respect to which an Option may be granted to an Eligible Employee or Eligible Director, the number and class of Shares subject to each outstanding Option, and the exercise price per Share specified in each such Option shall be proportionally adjusted for any increase or decrease in the number of issued Shares resulting from a split-up or consolidation of Shares or any like capital adjustment or payment of any stock dividend or other increase or decrease in the number of Shares effected without receipt of consideration by the Company which occurs after the Closing Date.

         (b) Notwithstanding the foregoing, any adjustments made pursuant to subparagraph (a) with respect to ISOs shall be made only after the Board, after consulting with counsel for the Company, determines such adjustments would not constitute a "modification" of such ISOs, as that term is defined in Section 424(h) of the Code, or cause any adverse tax consequences for the holders of such ISOs. If the Board determines that such adjustments made with respect to ISOs would constitute a modification of such ISOs, it may refrain from making such adjustments.
                                           -8-

         (c) In the event of: (1) a dissolution or liquidation of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation; (3) a reverse merger in which the Company is the surviving corporation but the shares of the Company's stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (4) any other capital reorganization in which more than fifty percent (50%) of the Shares of the Company entitled to vote are exchanged, then at the sole discretion of the Board and to the extent permitted by applicable law:

              (i) any surviving corporation shall assume any Options outstanding under the Plan or shall substitute similar Options for those outstanding under the Plan,

              (ii) the time during which such Options may be exercised shall be accelerated and the Options terminated if not exercised prior to such event, or

             (iii) such Options shall continue in full force and effect.

         (d) No adjustments shall be made for dividends paid in cash or in property other than securities of the Company.

         (e) No fractional Shares shall actually be issued under the Plan. In connection with any adjustments, the Company, in lieu of issuing such fractional Shares, shall forward, in cash, the Fair Market Value of such fractional Shares to the optionee.

         (f)  Upon the happening of any of the events described in subparagraph
              (a), (b) or (c) above, the class and aggregate number of Shares set forth in paragraph 5 hereof that are subject to Options which previously have been or subsequently may be granted under the Plan shall also be appropriately adjusted to reflect the events described in such subparagraphs. The Board shall determine the specific adjustments to be made under this paragraph 15 and its determination shall be conclusive.

    16. Means of Payment. An Option (or any part or installment thereof) shall be exercised by giving written notice to the Company at its principal office address. Such notice shall identify the Option being exercised and specify the number of Shares as to which such Option is being exercised, accompanied by full payment of the exercise price therefore: (a) in United States dollars by certified check; (b) through delivery of Shares having a Fair Market Value equal as of the date of the exercise to the exercise price of the Option; (c) by delivery of instructions to the Company to withhold from the Shares which would otherwise be issued upon exercise of such Option (the "Issuable Shares") that number of whole Shares issuable upon such exercise (the "Withheld Shares") having an Excess Value (as defined below) equal to the option exercise price of the Delivered Shares (as defined below); or (d) by any combination of clauses (a), (b) or (c) above. If the number of whole Shares so transferred or the number or whole option Shares so surrendered is less than the total exercise price of the Option, the shortfall must be made up in cash. As used herein, the term "Excess Value" shall mean the Fair Market Value of the Withheld Shares less their exercise price, and the term "Delivered Shares" shall mean the Shares actually delivered to the optionee in accordance with clause (c) and shall be equal to the Issuable Shares less the Withheld Shares. Subject to the provisions of paragraph 3(f), the Board shall have the right to modify, amend and cancel the provisions of clauses (b), (c) and (d) above at any time upon prior notice to each holder of an Option.


    17.  Term and Amendment of Plan.

         (a) Unless the Plan shall have been terminated earlier as hereinafter provided, no Option shall be granted hereunder after the fifth anniversary of the Closing Date.

         (b) The Board may amend, terminate, or suspend the Plan at any time, in its sole and absolute discretion; provided, however, that no amendment shall be made without the approval of the Company's stockholders that would (i) increase the number of Shares that may be issued under the Plan, or (ii) change the eligibility of employees (or class of employees) to whom ISO's may be granted.

         (c) In no event may action of the Board or the stockholders alter or impair the rights of an optionee under any Option previously granted to him without his consent.


    18.  Conversion of ISOs into Nonqualified Options; Termination of Options.

         (a) The Board, at the written request of any optionee, may in its discretion take such actions as may be necessary to convert such optionee's ISOs that have not been exercised on the date of conversion into Nonqualified Options at any time prior to the expiration of such ISOs. Such actions may include, but not be limited to, extending the exercise period or reducing the exercise price of the appropriate installments of such Options; provided, however, that the exercise price shall not be below the Fair Market Value on the date the Option was originally granted. At the time of such conversion, the Board may impose such conditions on the exercise of the resulting Nonqualified Options as the Board in its discretion may determine, provided that such conditions shall not be inconsistent with this Plan.

         (b) Nothing in the Plan shall be deemed to give any optionee the right to have such optionee's ISOs converted into Nonqualified Options, and no such conversion shall occur until and unless the Board takes appropriate action.

         (c) The Board, with the consent of the optionee, may also terminate any portion of any Option that has not been exercised at the time of such termination.


    19. Application of Funds. The proceeds received by the Company from the sale of Shares pursuant to Options granted under the Plan shall be used for general corporate purposes.


    20. Governmental Regulation. The Company's obligation to sell and deliver Shares under this Plan is subject to the effectiveness of the Registration Statement and to the approval of any governmental authority required in connection with the authorization, issuance, or sale of such Shares, including any applicable Blue Sky laws. It is intended that the Plan meet and be administered in accordance with the requirements of Rule 16b-3 and anything in this Plan contrary to Rule 16b-3 shall be void. Any controversy as to the meaning of the terms herein shall be resolved in favor of a construction which is consistent with such Rule.


    21.  Withholding of Additional Income Taxes; Disqualifying Dispositions.

         (a) Upon the exercise of a Nonqualified Option or the making of a Disqualifying Disposition, the Company, in accordance with the Code, may require the optionee to pay additional withholding taxes in respect of the amount that is considered compensation includable in such person's gross income. The Board in its discretion may condition the exercise of an Option on the purchaser's or recipient's payment of such additional withholding taxes.

         (b) Each employee who receives ISOs shall agree to notify the Company in writing immediately after the employee makes a Disqualifying Disposition of any Stock received pursuant to the exercise of an ISO.


    22. Governing Law; Construction. The validity and construction of the Plan and the instruments evidencing Options shall be governed by the laws of Connecticut. In construing this Plan, the singular shall include the plural and the masculine gender shall include the feminine and neuter, unless the context otherwise requires.